Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of ImmunoCellular Therapeutics, Ltd. pertaining to the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. of our report of Independent Registered Public Accounting Firm dated March 21, 2008 covering the financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 and for the period from inception of operations (February 25, 2004) to December 31, 2007.

/s/ STONEFIELD JOSEPHSON, INC.

Los Angeles, California

November 6, 2008